EXHIBIT 10.1
August 1, 2016

Mr. Randy Tomlin
6800 Greenhill Ct.
Parker, TX 75002

Dear Mr. Tomlin,

This appointment letter (the "Letter Agreement") shall record all the agreements and understandings between MobileSmith, Inc., a Delaware Corporation (the "Company") and Mr. Randy Tomlin (the “Advisor” or “You”), in connection with your appointment as an Advisor and Board Member of the Company in a non-executive capacity and for the other purposes listed hereunder.

Subject to Company's shareholders’ approval and your execution below, the terms of your engagement with the Company will be as follows:

1.
Advisory Services. You will serve as a member of the Company's board of directors and advise the Company's management at reasonable times, on matters related to Company’s actual and planned business, as requested by the Company, including without limitation: (i) corporate strategy, marketing and business development aspects, and product positioning; (ii) advise the Company's CEO (as defined below) on the strategy and business development of the Company; (iii) use your contacts to connect the Company with high level customers, strategic partners and/or Potential Acquirers (as defined below); and (iv) assist the Company's CEO in closing transactions with Potential Acquirers and other business partners and/or large customers (the tasks listed above are collectively referred to as the “Advisory Services”).
2.
Scope. You will be expected to devote such reasonable time as may be necessary in order to render the Advisory Services to the Company in a good manner. Company's expectation is that you will attend each meeting (either in person or via telephone) of the board of directors/advisors, provided however that you will not be required to arrive in person to more than one board meeting or meetings outside of the USA per annum. As part of your Advisory Services you will allocate at least one call per month with management of the company. Once a quarter you will be required to attend the Board of Directors meeting either on the phone or in person.
3.
Fiduciary Duty. You will be subject to all duties, rights and responsibilities under the Company’s articles of incorporation as shall be in force from time to time and under any applicable law.
4.
Options. In consideration for the Advisory Services and subject to the approval of the board of directors of the Company, the Company will grant You Options to purchase 468,860 Shares of the Company (the “Options”) which constitute as of the date hereof 1% of the total shares of the Company on a fully diluted basis (subject to adjustment to reflect any share dividend, share split or other similar event). The exercise price of the Options shall be USD $1.5 (or market price as of the day of signing this Agreement). The Options shall vest on a quarterly basis over a period of 3 years (0.0833% every three months) beginning on July 1, 2016 (the "Date of Grant").
5.
Acceleration. In the event that following the Date of Grant there shall occur a: (i) consolidation or merger of the Company (where the Company is not the surviving entity or in which the shareholders of the Company immediately prior to the transaction possess less than 50% of the voting power of the surviving entity); or (ii) sale of all or substantially all of Company's assets or shares, or (iii) consummation of an initial public offering of Company’s securities (each, a “Triggering Event”), then vesting of the Options shall be accelerated, so that upon consummation of such Triggering Event, all Options under Section 4 above shall immediately and automatically vest; provided, however, that this Letter Agreement has not expired or terminated prior thereto. Advisor shall have no more than 30 calendar days to exercise his Options or he shall forfeit any right and/or Options.
6.
Additional Compensation.

     6.1
Monthly retainer of USD 3,333 paid with bank check or wire transfer.
     6.2
In addition to the foregoing, you will introduce the Company to Potential Acquirers (as defined below), for the purpose of consummating a Transaction (as defined below), including without limitation personal involvement and coordination of discussions with Potential Acquirers and follow up with such Potential Acquirers (collectively, referred to as the “Services”). Prior to approaching any Potential Acquirer, you shall notify the Chief Executive Officer of the Company (the "CEO") of the identity of the Potential Acquirer and shall receive his prior approval.

The term "Potential Acquirer" shall mean firm, person, or organization introduced to the Company by the Advisor, during or prior to the term of this Letter Agreement in order to consummate a Triggering Event and added from time to time by mutual consent of the parties to the list set forth in Exhibit A attached hereto.
The term "Transaction" shall mean the sale of all of the Company's shares or sale of all or substantially all of Company's assets or shares to a Potential Acquirer.

     6.3
In the event that during the term of this Letter Agreement and for a tail period of 6 months thereafter (the “Tail Period”) a Transaction is consummated, then the Advisor shall be entitled, subject to the approval of the board of directors of the Company, to an additional 1% of the net proceeds paid by the Potential Acquirer. For avoidance of doubt, if the Company has consummated a Transaction during the Tail Period, the Advisor shall be entitled also for all accelerated compensation pursuant to Sections 4 and 5 above.
     6.4
During the term of this Agreement, Advisor will help in promoting and marketing all products and services of the Company (“Products and Services”).  Advisor shall promote and market the Products and Services by the means or the activities set forth on Exhibit C, attached hereto and made a part hereof, (“Program”). Advisor shall receive a referral and co-sell commission (“Commission”) on the net sale of Products and Services to third parties detailed in Exhibit C.  The Commission shall equal to 4% of the total net amount received by the Company for Products and Services, and shall be paid 15 days after the Company collects the payment.  Advisor shall provide details of the opportunity, an introduction to the account, and direct/active assistance during all parts of the sales process as requested by the Company.

7.
Each party shall bear its own costs and expenses associated with its responsibilities hereunder. Notwithstanding the above, the Company shall bear any reasonable expenses actually incurred by You in connection with the performance of the Services and/or Advisory Services, provided that such expenses are approved in advance by Company’s CEO in writing and against validly issued receipts. Each party shall bear its own tax expenses, and without derogating from the above, the Company shall be entitled, subject to any applicable law, to withhold any taxes from any amount transferred under this Letter Agreement. The Advisor will be solely responsible for any tax liability resulting from any payment or grant of shares/options under this Letter Agreement. You are hereby confirming that you had sufficient opportunity to obtain the advice of a tax counsel prior to executing of this Letter Agreement and fully understood the content of this Section 7.
8.
Your entitlement to the compensation specified in Sections 4-6 (if and when applicable) shall be the sole remuneration, compensation, commission and/or fee in connection with your engagement with the Company.
9.
Either party may terminate this Letter Agreement by providing a 30 days prior written notice to the other party.
10.
You hereby agree and undertake to comply with and observe the terms of the non disclosure undertaking attached hereto as Exhibit B.
11.
Advisor shall not incur or purport to incur any liability or commitment on behalf of the Company or make or give any promises, representations, warranties or guarantees with respect to the Company or the Company's products, except as such are expressly directed by Company in writing.
12.
The Advisor acknowledges that the Company has the exclusive right, interest and title in and to the Company's products and other proprietary information, and shall not, by virtue of this Letter Agreement or otherwise, acquire any proprietary rights whatsoever in or to the products and/or any of the Company's intellectual property rights nor make any representation to having any interest in or to the Company's products and/or any of the Company's intellectual property rights.
13.
The Advisor's rights and obligations hereunder are personal and may not be assigned or delegated to any consultants, representatives, agents or any other person. This Letter Agreement and the relationship between the Company and the Advisor shall not be construed as a partnership, joint venture, or agreement of employment. The relationship between you and the Company is not of an employer-employee nature, and you are, and shall be, an independent contractor.
14.
No amendment to this Letter Agreement shall be effective unless it is in writing and signed by the CEO or Chairman of the Company.
15.
If you agree to the terms and provisions set forth above, please sign at the designated space below and return one copy of this Letter Agreement to the undersigned.

Very truly yours,

            Amir Elbaz
            Executive Chairman of the Board
            MobileSmith, Inc.

Acknowledged and agreed:

/s/ Randy Tomlin
Mr. Randy Tomlin

Exhibit A

Potential Acquirer/Investor:

1.

EXHIBIT B - MUTUTAL NON-DISCLOSURE AGREEMENT

THIS MUTUTAL NON-DISCLOSURE AGREEMENT (“Agreement”) is made and entered into as of July 1, 2016 between MOBILESMITH, INC., having its principal place of business at 5400 Trinity Rd, suite 280, Raleigh, NC 27607 (“MobileSmith”), and RANDY TOMLIN having his principal place of business at 6800 Greenhill Ct., Parker, TX 75002 (“Advisor”).  MobileSmith and the Advisor are sometimes referred to individually as a “party” or collectively as the “parties.”

WHEREAS, Each party (the “Disclosing Party”) is in possession of proprietary/confidential information and other information which it desires to disclose to the other party (the “Receiving Party”); and

WHEREAS, the information provided by Disclosing Party to the Receiving Party is not public knowledge but is confidential and will be disclosed only under the terms, and pursuant to the intents and purposes, of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Receiving Party. The Receiving Party and/or any of its subsidiaries, affiliates, agents, representatives, consultants, directors, employees, attorneys or accountants receiving Confidential Information, as defined below, shall be referred to herein as the (“Receiving Party”).

2. Disclosing Party. The Disclosing Party and/or any of its representatives, directors, associates, employees, attorneys or accountants disclosing Confidential Information, as defined below, shall be referred to herein as the (“Disclosing Party”).

3. Representatives. The parties’ authorized representatives (“Authorized Representatives”) are:
MOBILESMITH:                                            Amir Elbaz
ADVISOR:                                            Randy Tomlin

Unless the Receiving Party’s Authorized Representative states otherwise in writing, Confidential Information is only to be received by the Receiving Party’s Authorized Representative (provided, however, that the Receiving Party’s Authorized Representative may disclose such information to the Receiving Party’s directors, employees, advisors, agents, or representatives in accordance with Section 6(a) below) and unless the Disclosing Party’s Authorized Representative states otherwise in writing, Confidential Information is only to be disclosed by the Disclosing Party’s Authorized Representative.

4. Purpose. The purpose of this Agreement is for the parties to explore the possibility of doing business with each other (the “Transaction”), and in connection with the Transaction, the Disclosing Party may disclose to the Receiving Party certain confidential technical and business information, which the Disclosing Party desires the Receiving Party to treat as proprietary and confidential. The parties hereby agree to treat Confidential Information as described herein.

5. Description of Confidential Information.

a. For purposes of this Agreement (“Confidential Information”) means any and all business, technical, financial know-how, trade secrets, concepts, drawings, data, forecast, intellectual property and other information that is disclosed by the Disclosing Party to the Receiving Party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents or electronic devices). Without the prior written consent of the Disclosing Party or except as otherwise permitted by this Agreement, the Receiving Party agrees not to disclose any Confidential Information or the fact that Confidential Information has been made available to them or that discussions are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto to any other person. Except where the confidential nature of the Confidential Information is reasonably apparent, prior to disclosure, the Disclosing Party shall mark written documents as confidential, and indicate the confidential nature of oral or visual disclosures.

b. Notwithstanding Section 5(a) above, Confidential Information shall not include any information which: was publicly known and made generally available in the public domain prior to the time of disclosure by the Disclosing Party; becomes publicly known and made generally available after disclosure by the Disclosing Party to the Receiving Party, through no action or inaction of the Receiving Party and without breaching a duty of confidentiality to the Disclosing Party; is already in the possession of the Receiving Party at the time of disclosure by the Disclosing Party as supported by the Receiving Party’s files and records at the time of disclosure; and the Receiving Party is not otherwise under an obligation of confidentiality with respect to such information; is obtained by the Receiving Party from a third party without a breach of that third party's obligations of confidentiality to the Disclosing Party or any other party; is independently developed by the Receiving Party without use of or reference to the Disclosing Party's Confidential Information; or is required by law, regulation, supervisory authority, stock exchange request or other applicable judicial or governmental order to be disclosed by the Receiving Party, provided that, to the extent permitted by applicable laws, the Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to such disclosure and, if so requested in writing, reasonable assistance in obtaining an order protecting the information from public disclosure. Without the prior written consent of the Receiving Party, the Disclosing Party agrees not to disclose to any third party the fact that the Receiving Party or any of its major shareholders or affiliates is discussing or negotiating for or otherwise participating in or associated with the Transaction as a co-investor or in any other capacity.

6. Use of Confidential Information.

a. Upon receiving Confidential Information under this Agreement, the Receiving Party has a duty to protect such Confidential Information. The Receiving Party shall not disclose Confidential Information to any third party individual, corporation, or other entity without the prior written consent of the Disclosing Party. The Receiving Party shall not use any Confidential Information for any purpose except to evaluate and engage in discussions concerning the Transaction and shall limit its disclosure to directors, employees, advisors, agents, or representatives having a need to know such information and who have a duty to maintain its confidentiality; provided, however, that in no circumstances shall Confidential Information be communicated to the Receiving Party’s securities trading personnel or agents.

b. Nothing in the Agreement shall prohibit or limit either party’s use of information (including but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to it without obligation of confidence, (ii) independently developed by it, (iii) acquired by it from a third party which is not, to its knowledge, under an obligation of confidence with respect to such information, or (iv) which is or becomes publicly available through no breach of this Agreement, and which does not otherwise constitute Confidential Information.

7. Maintenance of Confidentiality. The Receiving Party shall take reasonable measures to protect the secrecy of and avoid any unauthorized use or disclosure of the Confidential Information. Without limiting the foregoing, the Receiving Party shall use at least that degree of care that it takes to protect its own confidential information of a similar nature, but in no event less than reasonable care, and shall ensure that its employees, agents, consultants and representatives, including any third party, who have access to Confidential Information have been informed of the confidential nature of such information and comply with the restrictions contained herein. The Receiving Party will promptly notify the Disclosing Party in writing of any unauthorized use or disclosure of the Confidential Information of which it is aware.

8. Obligation. While the parties continue their discussions, nothing herein shall obligate either party to proceed to enter into a business relationship with the other party, and each party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement. Any agreement for any such transaction shall be at the discretion of the parties and shall be evidenced by separate written agreements executed by the parties.

9. Return of Materials. At any time at the request of the Disclosing Party, the Receiving Party shall immediately return or cause to be returned to the Disclosing Party the Confidential Information delivered to the Receiving Party and shall not retain any copies or other reproductions, reports, extracts, notes or memoranda thereof (whether written, electronic, magnetic or otherwise). The Receiving Party shall at any time at the request of the Disclosing Party destroy or have destroyed all reproductions, memoranda, notes, reports, extracts and documents and all documents prepared by or in the possession of the Receiving Party or its Representatives in connection with the Receiving Party's review of the Confidential Information. Furthermore, at the request of the Disclosing Party, the Receiving Party shall provide a certificate to the Disclosing Party that the terms and conditions of this paragraph have been complied with. The obligation to return or destroy Confidential Information which is in electronic form ("Electronic Data") shall not apply to such data which has been backed up to a central storage system provided that the Receiving Party and any person to whom Electronic Data is disclosed under the terms of this agreement agrees with the Disclosing Party not to access such data or permit any other person to access it.

10. Term. The obligations of the Receiving Party hereunder shall survive until the earliest of (i) such time as all Confidential Information provided by the Disclosing Party hereunder becomes publicly known and made generally available through no action or inaction of Receiving Party, (ii) the three years anniversary after the date that the Disclosing Party provided the Confidential Information to the Receiving Party or (iii) three years from the termination of discussions among the parties relating to the Transaction. For the avoidance of doubt, notwithstanding the provisions in this Section 10, the obligations of the Receiving Party under the first sentence of Section 8 above shall be terminated immediately upon the termination of discussions among the parties relating to the Transaction.

11. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without reference to conflict of laws principles thereof. Each of the parties agrees that any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of Delaware or of the United States in the State of Delaware and waives any objection to venue in any such court or to any claim that any such court is an inconvenient forum.

12. Remedies. The parties agree that in the event of any violation or threatened violation of this Agreement, the injured party shall be authorized and entitled to obtain preliminary and permanent injunctive relief as well as monetary damages available under applicable laws arising from such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies at law or in equity to which the injured party may be entitled.

THE DISCLOSING PARTY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY CONFIDENTIAL INFORMATION PROVIDED UNDER THIS AGREEMENT, BUT SHALL FURNISH SUCH CONFIDENTIAL INFORMATION IN GOOD FAITH. WITHOUT RESTRICTING THE GENERALITY OF THE FOREGOING, THE DISCLOSING PARTY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED WITH RESPECT TO THE CONFIDENTIAL INFORMATION WHICH MAY BE PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. THE DISCLOSING PARTY SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER RESULTING FROM RECEIPT OR USE OF THE CONFIDENTIAL INFORMATION BY THE RECEIVING PARTY.

This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement is not assignable and states the entire agreement between the parties as to its subject matter and merges and supersedes all previous communications with respect to their obligations of confidentiality and no addition to or modification of this Agreement will be binding on either party, unless reduced to writing and signed by each party. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision.

13. Miscellaneous. Both parties acknowledge that this Agreement is valid and legally binding, that it has been executed by an authorized representative and each party, and confirms and ratifies the terms and conditions herein.

In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable by a court, the remainder of the Agreement shall remain in full force and effect.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.

MOBILESMITH, INC.                                                                                      RANDY TOMLIN

By: /s/ Amir Elbaz                                                                                                   By: /s/ Randy Tomlin
Name: Amir Elbaz                                                                                                   Name: Mr. Randy Tomlin
Title: Executive Chairman of the Board

Exhibit C
Program to promote Company Products and Services